EXHIBIT 21

S.Y. Bancorp, Inc. Subsidiaries

Stock Yards Bank & Trust Company, a Kentucky Banking Corporation

1040 East Main Street

Louisville, KY 40206

S.Y. Bancorp Capital Trust II, a Delaware Statutory Trust

1040 East Main Street

Louisville, KY 40206

Sanders Merger Sub, LLC, a Kentucky limited liability company

1040 East Main Street

Louisville, KY 40206